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EXHIBIT 23.3

29 March 2010

CONSENT OF CHLUMSKY, ARMBRUST & MEYER, LLC

        We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company (the "Company"), which are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, in the Company's Registration Statement on Form S-8 (No. 333-159096), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

CHLUMSKY, ARMBRUST & MEYER, LLC
/s/ KENNETH L. MEYER Name: Kenneth L. Meyer Title: Principal Resource Geologist

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CONSENT OF CHLUMSKY, ARMBRUST & MEYER, LLC